Exhibit 99.1

Parabellum Acquisition Corp. Announces Pricing of $125,000,000 Initial Public Offering

SEPTEMBER 27, 2021

DALLAS, Texas.– (GLOBE NEWSWIRE) – Parabellum Acquisition Corp. (NYSE: PRBM.U) (the “Company” or “Parabellum”) today announced the pricing of its initial public offering of 12,500,000 units at a price of $10.00 per unit. Each unit consists of one share of common stock and three quarters of one redeemable warrant of the Company. Each whole warrant entitles the holder to purchase one share of common stock of the Company at a price of $11.50 per share. The units will be listed on the New York Stock Exchange (NYSE) and are expected to trade under the ticker symbol “PRBM.U” beginning on September 28, 2021. Once the securities comprising the units begin separate trading, the shares and warrants are expected to be traded on the NYSE under the symbols “PRBM” and “PRBM.WS,” respectively. The offering is expected to close on September 30, 2021, subject to customary closing conditions.

Parabellum is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses with an enterprise value of $300 million to $1 billion that have unique propitiatory technologies and business models and are actively engaged in the Internet of Things (“IoT”) transformation in a variety of segments such as consumer, industrial, automotive, medical and others.

B. Riley Securities is the sole book running manager for the offering. The manager has a 45-day option to purchase up to an additional 1,875,000 units solely to cover over-allotments, if any.

Registration statements relating to the securities became effective on September 27, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting B. Riley Securities at 1300 North 17th Street, Suite 1300, Arlington, VA 22209, or by calling (703) 312-9580  or emailing a request to prospectuses@brileyfin.com. Copies of the registration statements can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Note Concerning Forward Looking Statements

This news release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.